Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-1 of our report dated August 10, 2007 (March 9, 2010 as to the financial statement schedule) relating to the consolidated financial statements and financial statement schedule of Arizona Chemical Division of International Paper Company (the “Division”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the financial statements have been prepared from the separate records maintained for the Division by International Paper Company and may not be necessarily indicative of the conditions that would have existed or the results of operations if the Division had operated as an unaffiliated company and; (2) on February 28, 2007, Rhone Capital III completed the purchase of the Division) appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP
Jacksonville, Florida April 12, 2010